World Trade Center East Two Seaport Lane Suite 300 Boston, MA 02210-2028 (617) 946-4800 fax (617) 946-4801 www.seyfarth.com
Writer’s direct phone (617) 946-4952 Writer’s e-mail jcraver@seyfarth.com Writer’s direct fax (617) 790-6766

DRAFT Exhibit 23(i)--December 9, 2005

Light Green Investment Trust

2940 Westlake Avenue North

Suite 300

Seattle, WA 98109

Re:

Registration of Shares of Beneficial Interest

Ladies and Gentlemen:

We are acting as counsel to Light Green Investment Trust, a Massachusetts Business trust (the “Trust”), in connection with the registration by the Trust of its initial series, Eco Performance Fund (the “Fund”), under the Investment Company Act of 1940 (the “1940 Act”).  The Fund and its shares of beneficial interest (the “Shares”) are described in the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933 (the “1933 Act”), Pre-Effective Amendment No. 1 thereto, and also under the 1940 Act, Amendment No. 1 thereto (File Nos. 333-118634 and 811-21625, respectively).  This opinion is being filed in connection with such Registration Statement.

This opinion is limited to the laws of the Commonwealth of Massachusetts as interpreted and applied by the courts of such Commonwealth. We understand that the foregoing limitation is acceptable to you.

 In order to deliver this opinion, we have reviewed the foregoing Registration Statement, the Trust's Declaration of Trust and By-Laws, resolutions of the Trust's Board of Trustees, filings made with the Secretary of the Commonwealth of Massachusetts, Corporations Division, and such other matters, including the statutes and  regulations of the Commonwealth of Massachusetts, as we have deemed necessary or appropriate for purposes of this opinion.

Based upon, subject to and limited by the foregoing, it is our opinion that the Shares being registered under the 1933 Act pursuant to the Registration Statement have been duly authorized for issuance and, when sold in accordance with the prospectus contained in the Registration Statement, will be legally issued, fully paid and nonassessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

SEYFARTH SHAW LLP

/s/James B Craver